Exhibit 99.1

TABLE OF CONTENTS

Consolidated Financial Highlights	3

Message to Shareholders	4

Executive Management and Board of Directors	7

Officers	8

Shareholder Information	10

CNB FINANCIAL CORPORATION ||||| 2011 ANNUAL REPORT HIGHLIGHTS    2

Consolidated Financial Highlights (in thousands, except per share data)

FOR THE YEAR	2011	2010	% Change

Interest Income	$65,712	$61,147	7.5%
Interest Expense	17,579	19,056	(7.8%)
Net Interest Income	48,133	42,091	14.4%
Non-interest Income	10,719	9,650	11.1%
Non-interest Expense	33,282	31,798	4.7%
Net Income	15,104	11,316	33.5%

Net Income Return on:
Average Assets	1.00%	0.87%	14.9%
Average Equity	12.36%	11.62%	6.4%

AT YEAR END

Assets	$1,602,207	$1,413,511	13.3%
Loans, net of unearned	849,883	794,562	7.0%
Deposits	1,353,851	1,162,868	16.4%
Shareholders’ Equity	131,889	109,645	20.3%
Trust Assets Under Management (at market value)	336,285	327,575	2.7%

PER SHARE DATA

Net Income, diluted	$1.23	$1.06	16.0%
Dividends	0.66	0.66	0.0%
Book Value	10.66	8.96	19.0%
Market Value	15.78	14.81	6.5%

3

MESSAGE TO SHAREHOLDERS

To Our Shareholders, Customers, Employees & Friends:

CNB achieved a 33% growth in earnings in 2011 for the second consecutive year. Similar to 2010, the 2011 earnings growth was driven by a significant increase in earning assets. The strategy employed by CNB of growing core deposits and expanding existing customer relationships has been the primary factor in our growth and profitability. The acquisition of a large number of core customers during the past four years will lead to a larger number of opportunities when loan demand returns.

Along with the growth in earning assets, the improvement in asset quality has positioned the Corporation well entering 2012. While we continued to build the allowance for loan losses from 1.36% of total loans at December 31, 2010 to 1.48% of total loans at December 31, 2011, net charge-offs as a percentage of average loans decreased from 0.56% in 2010 to 0.38% in 2011. The focus on strong underwriting has carried CNB through difficult economic times and should continue to provide a benefit during the years of economic recovery in the future.

The past year brought several major changes in our market area. A decision to concentrate our efforts on community-based relationships brought about the closing of our Johnstown loan production office as its focus had been primarily on large corporate lending. We opened a loan production office staffed by three seasoned commercial lenders August 2011 in Indiana, PA, to focus on building relationships throughout Indiana County. Also, the retail oriented design created in 2006 that offers a more personal banking experience that was implemented in our ERIEBANK division has been brought to CNB Bank for the first time in a remodel of our downtown Bradford location.

For much of the United States, the recovery from this recession has been very slow. Our market area has not been immune to this; however the recessionary effects on Western and Central Pennsylvania were not as pronounced as in other areas of the country. CNB Financial Corporation was able to significantly grow deposits again in 2011, but lending opportunities have continued to lag behind due to economic uncertainty. Because loan demand has been fairly stagnant for most financial institutions, new loan requests and maintaining existing business are becoming increasingly competitive. This economic environment will continue to put pressure on our net interest margin as asset yields continue to decline.

CNB FINANCIAL CORPORATION ||||| 2011 ANNUAL REPORT HIGHLIGHTS    4

ASSET GROWTH (in thousands)

2007
$858,700
2008
$1,016,518
2009
$1,161,591
2010
$1,413,511
2011
$1,602,207

DEPOSIT GROWTH (in thousands)

2007
$659,157
2008
$814,596
2009
$956,858
2010
$1,162,868
2011
$1,353,851

EARNINGS PER SHARE (fully diluted)

2007
$1.05
2008
$0.61
2009
$0.98
2010
$1.06
2011
$1.23

DIVIDENDS PAID PER SHARE

2007
$0.62
2008
$0.645
2009
$0.66
2010
$0.66
2011
$0.66

5

MESSAGE TO SHAREHOLDERS

Message to Shareholders continued…

The rapid pace of regulation has been very challenging for the financial industry. No decline in the regulatory burden is expected for the foreseeable future. This will cause some significant compliance challenges for most community banks. CNB accepts this challenge and will comply with the intent of the laws while continuing our practice of making products understandable and affordable to the consumer.

This year marked the retirement of Robert E. Brown from our Board of Directors. Bob served for 28 years as a Director of the Corporation. On behalf of the Board and management, I would like to thank him for his many years of service and wish him well in all of his future endeavors.

As always, we are proud to report CNB Financial Corporation’s 2011 financial condition and results of operations to you, and we look forward to a prosperous 2012.

Joseph B. Bower, Jr.

President and Chief Executive Officer

CNB FINANCIAL CORPORATION ||||| 2011 ANNUAL REPORT HIGHLIGHTS    6

EXECUTIVE MANAGEMENT

& BOARD OF DIRECTORS

Corporate Officers, CNB Financial Corporation

Joseph B. Bower, Jr.	Brian W. Wingard
President & Chief Executive Officer	Interim Treasurer & Principal Financial Officer

Richard L. Greslick, Jr.	Vincent C. Turiano
Secretary	Assistant Secretary

Executive Officers, CNB Bank

Joseph B. Bower, Jr.	Brian W. Wingard
President & Chief Executive Officer	Interim Chief Financial Officer

Mark D. Breakey	Richard L. Sloppy
Executive Vice President & Chief Credit Officer	Executive Vice President & Chief Lending Officer

Richard L. Greslick, Jr.	Vincent C. Turiano
Senior Vice President/ Administration	Senior Vice President/ Operations

Board of Directors
CNB Financial Corporation and CNB Bank

Dennis L. Merrey	Robert W. Montler	James B. Ryan
Chairman of the Board Retired, Formerly President, Clearfield Powdered Metals, Inc. (Manufacturer)	President & Chief Executive Officer, Lee Industries and Keystone Process Equipment (Manufacturers)	Retired, Formerly Vice President of Sales, Marketing, Windfall Products, Inc. (Manufacturer)

Joseph B. Bower, Jr.	Joel E. Peterson	Richard B. Seager
President and Chief Executive Officer, CNB Financial Corporation; President and Chief Executive Officer, CNB Bank	President, Clearfield Wholesale Paper (Wholesaler)	President and Chief Executive Officer, Beacon Light Behavioral Health Systems (Health Services)

William F. Falger	Deborah Dick Pontzer	Peter F. Smith
Retired, Formerly President and Chief Executive Officer, CNB Financial Corporation, CNB Bank	Economic Development and Workforce Specialist, Office of Congressman Glenn Thompson	Attorney at Law
DIRECTOR EMERITUS
Richard L. Greslick, Jr.	Jeffrey S. Powell	L. E. Soult, Jr.
Secretary, CNB Financial Corporation; Senior Vice President/ Administration, CNB Bank	President, J.J. Powell, Inc. (Petroleum Distributor)

Charles H. Reams
President, C.H. Reams & Associates, Inc. (Insurance)

7

OFFICERS

Administrative Services

Mary Ann Conaway	Leanne D. Kassab	Susan B. Kurtz
Vice President, Human Resources	Assistant Vice President, Marketing	Customer Service Officer

Edward H. Proud	Carolyn B. Smeal	Dennis J. Sloppy
Vice President, Information Systems	Assistant Vice President, Operations	Information Systems Officer

Susan M. Warrick	Carol J. Cossick	BJ Sterndale
Vice President, Operations	Assistant Controller	Training Officer

Thomas J. Ammerman, Jr.	Thomas W. Grice	Brenda L. Terry
Assistant Vice President, Security	Network Administration Officer	Banking Officer

Donna J. Collins	Shannon L. Irwin
Assistant Vice President, Compliance	Human Resources Officer

Branch Division

Vickie L. Baker	Denise J. Greene	Douglas M. Shaffer
Assistant Vice President, Regional Branch Administration, Bradford Main Street Office	Community Office Manager, DuBois Office	Community Office Manager, Punxsutawney Office

Ruth Anne Ryan-Catalano	Francine M. Papa	Susan J. Shimmel
Assistant Vice President, Regional Branch Administration, Industrial Park Road Office, Clearfield	Community Office Manager, Ridgway Office	Community Office Manager, Old Town Road Office, Clearfield

Mary A. Baker	Larry A. Putt	Theresa L. Swanson
Assistant Vice President, Northern Cambria Office	Banking Officer, Clearfield	Community Office Manager, Warren Office

Deborah M. Young	Mary Ann Roney	Gregory R. Williams
Assistant Vice President, Washington Street Office, St. Marys	Banking Officer, Bradford	Banking Officer, Clearfield
Lending Division

Jeffrey W. Alabran	Joseph H. Yaros	Eileen F. Ryan
Senior Vice President, Commercial Lending, Indiana	Vice President, Commercial Banking Bradford	Assistant Vice President, Mortgage Lending

James M. Baker	David W. Ogden	James C. Davidson
Vice President, Commercial Banking, DuBois	Vice President, Credit Administration	Mortgage Lending Officer

Gregory M. Dixon	Christopher L. Stott	Cory Johnston
Vice President, Commercial Banking	Vice President, Retail Lending	Credit Administration Officer

Michael E. Haines	Michael C. Sutika	Paul A. McDermott
Vice President, Commercial Banking, St. Marys	Vice President, Commercial Banking	Collections Officer

Robin L. Hay	Gregory Noon	Steven C. Tunall
Vice President, Commercial Banking	Assistant Vice President, Commercial Banking, Warren	Commercial Banking, Kane

Jeffrey A. Herr	C. Brett Stewart
Vice President, Commercial Banking, Philipsburg	Assistant Vice President, Commercial Lending, Indiana
Wealth & Asset Management Services

Todd M. Abrams	Craig C. Ball	Eric A. Johnson
Senior Vice President, Managing Director, Wealth & Asset Management	Vice President, Wealth Management	Trust Officer

Andrew Roman	Shawn Amblod	Glenn R. Pentz
Vice President, Wealth & Asset Management	Financial Consultant, Wealth Management	Trust Officer

Calvin R. Thomas, Jr.	R. Michael Love
Vice President, Trust Officer	Financial Consultant, Wealth Management

CNB FINANCIAL CORPORATION ||||| 2011 ANNUAL REPORT HIGHLIGHTS    8

OFFICERS

& AFFILIATES

ERIEBANK, a Division of CNB Bank

David J. Zimmer	John M. Schulze	Katie J. Jones
President	Vice President	Community Office Manager, Harborcreek Office

Donald W. Damon	William J. Vitron, Jr.	Abby L. Williams
Senior Vice President	Vice President, Wealth Management	Community Office Manager, Main Office

Steven M. Cappellino	Carla M. LaBoda	Paul D. Sallie
Senior Vice President, Meadville Office	Assistant Vice President, Regional Retail Administrator, Asbury Office	Private Banking Officer

William L. DeLuca, Jr.	Kelly S. Buck	Timothy Roberts
Senior Vice President	Community Office Manager, Downtown Office	Commercial Lending Officer

Betsy Bort	Mary J. Taormina	Julie L. Martin
Vice President	Community Office Manager, Meadville Office	Operations Officer

Scott O. Calhoun
Vice President
ERIEBANK Regional Board of Directors

Joseph B. Bower, Jr.	Thomas L. Doolin	Thomas Kennedy
President and Chief Executive Officer, CNB Financial Corporation, CNB Bank	President, New Age Business Solutions, LLC (Consulting)	President, Professional Development Associates, Inc. (Real estate developer)

Mark D. Breakey	David K. Galey	Charles H. Reams
Executive Vice President & Chief Credit Officer	Treasurer, Chief Financial Officer, Greenleaf Corporation (Manufacturing)	President,C.H. Reams & Associates, Inc. (Insurance)

Harry E. Brown	Richard L. Greslick, Jr.	James E. Spoden
Vice President, Specialty Bar Products, EBC Industries (Manufacturing)	Senior Vice President/ Administration	Esquire, MacDonald Illig Jones & Britton, LLP (Law office)

Gary L. Clark	Charles Hagerty	David J. Zimmer
Vice President, Chief Financial Officer and Chief Administrative Officer, Snap-tite, Inc. (Manufacturing)	President, Hamot Health Foundation (Health Services)	President, ERIEBANK

Holiday Financial Services Corporation, a Subsidiary of CNB Financial Corporation

Board of Directors & Corporate Officers	Administrative Services

Joseph B. Bower, Jr.	Joseph P. Strouse
Director & President	Vice President

Richard L. Greslick, Jr.	Jonathan L. Holler
Director & Secretary	Assistant Vice President

CNB Securities Corporation, a Subsidiary of CNB Financial Corporation, Wilmington, DE

Board of Directors	Corporate Officers

Brian W. Wingard	Richard L. Greslick, Jr.
Director	President

Glenn R. Pentz	Donald R. McLamb, Jr.
Director	Treasurer, Wilmington Trust SP Services, Inc.

Donald R. McLamb, Jr.	Elizabeth F. Bothner
Wilmington Trust SP Services, Inc.	Secretary, Wilmington Trust SP Services, Inc

9

Annual Meeting

The Annual Meeting of the Shareholders of CNB Financial Corporation will be held Tuesday, April 17, 2012 at 2:00 p.m. at the Corporation’s Headquarters in Clearfield, PA.

Corporate Address

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

(814) 765-9621

Stock Transfer Agent & Registrar

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

(908) 497-2300

Form 10-K

Shareholders may obtain a copy of the Annual Report to the Securities and Exchange Commission on Form 10-K by writing to:

CNB Financial Corporation

1 S. Second Street

P.O. Box 42

Clearfield, PA 16830

ATTN: Shareholder Relations

Quarterly Share Data

For information regarding the Corporation’s quarterly share data, please refer to page 28 in the 2011 Form 10-K.

Market Makers

The following firms have chosen to make a market in the stock of the Corporation. Inquiries concerning their services should be directed to:

Boenning & Scattergood, Inc.

1700 Market Street, Ste 1420

Philadelphia, PA 19103

(800) 842-8928

RBC Capital Markets

Three World Financial Center

200 Vesey Street, 9th Floor

New York, NY 10281

(212) 428-6200

Corporate Profile

CNB Financial Corporation is a leader in providing integrated financial solutions which create value for both consumers and businesses. These solutions encompass checking, savings, time and deposit accounts, Private Banking, loans and lines of credit (real estate, commercial, industrial, residential and consumer), credit cards, cash management, online banking, electronic check deposit, merchant credit card processing, on-site banker and accounts receivable handling. In addition, the Corporation provides wealth and asset management services, retirement plans and other employee benefit plans.

CNB Bank

A subsidiary of CNB Financial Corporation, CNB is a regional independent community bank in North Central Pennsylvania with approximately 316 employees who make customer service more responsive and reliable. For over 145 years, the Bank has strived to be more customer-driven than its competitors and to build long-term customer relationships by being reliable and competitively priced. CNB continually seeks innovative ways to execute a personal, quality-driven customer service strategy and prides itself for being first-to-market many of these innovations. To satisfy customers’ financial needs and expectations, it offers a variety of delivery channels, which includes 22 full-service offices, 20 ATMs, 1 loan production office, telephone banking (1-866-224-7314), Internet banking (www.bankcnb.com) and a centralized customer service center (1-800-492-3221).

ERIEBANK

Headquartered in Erie, Pennsylvania, ERIEBANK is a division of CNB Bank. Presently, there are five full service locations which house its commercial, retail and Private Banking divisions.

Holiday Financial Services

Another subsidiary of CNB Financial Corporation, Holiday Financial Services, a consumer loan company, currently has eight conveniently located offices in Bellefonte, Bradford, Clearfield, Duncansville, Erie, Northern Cambria, Ridgway and Sidman, Pennsylvania.

The common stock of the Corporation trades on the NASDAQ National Market under the symbol CCNE.

CNB FINANCIAL CORPORATION ||||| 2011 ANNUAL REPORT HIGHLIGHTS    10

CNB®

FINANCIAL CORPORATION

CNB Financial Corporation
1 South Second Street
P.O. Box 42
Clearfield, PA 16830
800-492-3221
www.bankcnb.com